Exhibit F

EXECUTION VERSION

Commercial Collaboration Agreement

This Commercial Collaboration Agreement (this “Agreement”) is entered into as of October 23, 2021 (the “Effective Date”) by and between Bloom Energy Corporation (“Bloom”), a corporation established under the laws of the State of Delaware, United States of America, and SK ecoplant Co., Ltd. (f/k/a SK Engineering & Construction Co., Ltd.), a corporation established under the laws of the Republic of Korea (“SK”). Each of Bloom and SK is referred to herein as a “Party,” and together as, the “Parties.”

RECITALS

WHEREAS, Bloom develops, manufactures and supplies certain Products (as defined in the PDA) in connection with electric power facilities. SK is experienced and engaged in the business of engineering, procuring, and constructing electric power facilities on a turnkey basis, including the distribution of electric power generation components integrated into such facilities;

WHEREAS, Bloom and SK entered into a joint venture agreement dated September 24, 2019 (as amended by the Amendment to the Joint Venture Agreement dated as of the date hereof, the “JVA”) pursuant to which the Parties have agreed to establish and operate a joint venture company in Korea;

WHEREAS, the Parties desire to collaborate with each other in pursuing certain business opportunities that are beyond the scope of joint venture as set forth in the JVA; and WHEREAS, the Parties further desire to enter into this Agreement to establish a framework to govern their respective rights and obligations in relation to certain business opportunities in respect of which they wish to cooperate.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. Definitions and Rules of Interpretation.

(a) Definitions.

“Award” has the meaning set forth in Section 7(b). “Bloom” has the meaning set forth in the Preamble.

“Bloom Energy Server” has the meaning set forth in the PDA. “Definitive Agreements” has the meaning set forth in Section 6(d). “Dispute” has the meaning set forth in Section 7(b).

“EDAs” has the meaning set forth in Section 4.

“EPC” means “engineering, procurement, and construction.” “EPC Works” has the meaning set forth in Section 3(a). “ESA” has the meaning set forth in Section 3(b).

“HIC Definitive Agreements” has the meaning set forth in Section 2(b).

“Hydrogen Innovation Center or HIC” means a joint research & development center to be established by the Parties for the purpose of (i) seeking, procuring and co-investing into potential technology development partners; (ii) joint development of application, and improvement of balance of plant; (iii) improvement of performance and commercialization of SOFC and/or SOEC; and (iv) any other innovation that may be deemed necessary by the Parties.

“ICC Arbitration Rules” has the meaning set forth in Section 7(b).

“Investor Agreement” means that certain Investor Agreement attached as Exhibit B to the SPA.

“JVA” has the meaning set forth in the Preamble. “Korea” means the Republic of Korea.

“LOHC” has the meaning set forth in Section 2(b)(iv).

“PDA” means that certain Amended and Restated Preferred Distributor Agreement dated as of the date hereof by and among SK, Bloom and Bloom SK Fuel Cell, LLC. “PF” has the meaning set forth in Section 3(a).

“Qualified Project” means a Bloom energy project in the U.S. that has been originated and contracted directly by Bloom and excludes projects either originated or contracted by other strategic or financing partners.

“ROFO” has the meaning set forth in Section 3(a).

“SK” has `the meaning set forth in the Preamble.

“SOEC” has the meaning set forth in Section 2(b)(iv). “SOEC EDA” has the meaning set forth in Section 4.

“SOFC” has the meaning set forth in Section 4.

“SOFC EDA” has the meaning set forth in Section 4.

“SPA” means that certain Securities Purchase Agreement dated as of the date hereof by and between Bloom and SK.

“Term” has the meaning set forth in Section 6(a).

“Tribunal” has the meaning set forth in Section 7(b).

“United States” or “U.S.” means the United States of America, its territories, possessions and all areas subject to its jurisdiction including the Commonwealth of Puerto Rico.

“US CFA” has the meaning set forth in Section 3(d).

2. Hydrogen Innovation Centers.

(a) Establishment. The Parties hereby agree to engage in good faith discussions to establish and operate two Hydrogen Innovation Centers: one to be located in the U.S. and one to be located in Korea.

(b) HIC Definitive Agreements. The Parties shall use commercially reasonable efforts to discuss and execute mutually acceptable definitive agreements (the “HIC Definitive Agreements”) by no later than December 31, 2021, which may be extended until March 31, 2022, in the event the Parties have not reached an agreement by such date, for the establishment of the Hydrogen Innovation Centers, covering, among other things, the following matters:

(i) Locations of the Hydrogen Innovation Centers in the U.S. and the Republic of Korea;

(ii) Scope of technologies to be developed at each Hydrogen Innovation Center;

(iii) Total investment amount; the investment structure (i.e., by way of creating a separate R&D SPC etc. in US and/or in Korea) and budget for each center;

(iv) Collaboration between the Parties regarding co-investment opportunities in companies engaged in the development of technologies relating to any of (but not limited to) the following, with the aim of creating an ecosystem for Solid-Oxide Electrolyzers (“SOEC”) technology:

(1)	Compressors;
(2)	Rectifiers;
(3)	Liquid Organic Hydrogen Carrier (“LOHC”) systems;
(4)	Ammonia as a carbon-free fuel for fuel cells;
(5)	Hydrogen sensors; and
(6)	Such other technologies as may be agreed by the Parties from time to time.

(c) The Parties shall exert good faith efforts to have the U.S.-based Hydrogen Innovation Center operational before the end of January 2022.

3. Right of First Offer for New Projects in the US Market.

(a) In general, the relevant principles contemplated by the PDA shall apply mutatis mutandis and govern the rights of SK on Bloom energy projects in the United States that have been directly originated and contracted by Bloom (“Qualified Projects”) in respect of the following; provided, that, Bloom shall grant to SK a right of first offer (“ROFO”) with respect to items (i) and (ii) set forth below:

(i) EPC works (the “EPC Works”); and

(ii) project financing (the “PF”)

For the avoidance of doubt, the Qualified Projects do not include Bloom energy projects in the United States either originated or contracted by other strategic or financing partners.

(b) Without limiting the generality of the foregoing, with respect to Qualified Projects, SK will estimate installation costs which will then be applied by Bloom to negotiate Energy Services Agreement (“ESA”) tolling rates with the customer for such Qualified Project. Bloom will consult with SK on proposed ESA tolling rates based on mutually agreed cost of capital.

(c) Bloom shall provide a rolling twelve-month update of its U.S. sales pipeline for Qualified Projects to SK on a monthly basis. In addition, the Parties shall agree to volume targets for Qualified Projects on an annual basis.

(d) The Parties shall discuss and negotiate in good faith to enter into a U.S. targeted cooperation framework agreement (the “US CFA”) before December 31, 2021 in respect of the Qualified Projects, which shall set forth certain terms and conditions regarding the EPC Works and PF, including, without limitation, the principles and ROFO set forth in Sections 3(a), 3(b) and 3(c) above, prices for the Bloom Energy Sever, cost of capital and annual volume targets.

4. Right of First Offer for Distributorship. Subject to the terms of this Section 4 and any subsequent agreements between the Parties, SK shall have exclusivity distributorship rights for Solid- Oxide Fuel Cells (“SOFC”) and SOEC worldwide (other than the U.S.), as agreed between the Parties on a market-by-market basis. The Parties shall negotiate in good faith an exclusivity distribution agreement in respect of (i) SOFC by March 31, 2022, and (ii) SOEC (in the event SOEC is successfully developed and can be manufactured on a commercial scale)which shall set forth the criterion that the Parties shall apply to determine whether SK shall be granted exclusive distributorship in respect of SOFC (the “SOFC EDA”) and SOEC (the “SOEC EDA,” and collectively with SOFC EDA, the “EDAs”) in a particular market.

5. Confidentiality. The confidentiality provisions of the Investor Agreement shall apply mutatis mutandis to this Agreement.

6. Term and Termination.

(a) The term (the “Term”) of this Agreement shall commence on the Effective Date and terminate on the later to occur of the execution of the (i) HIC Definitive Agreements, (ii) US CFA and (iii) EDAs.

(b) Termination for Cause. If either Party defaults in the performance of any material provision of this Agreement, then the non-defaulting Party may give written notice to the defaulting Party that if such default is not cured within thirty (30) days this Agreement will be terminated, and if following such notice such default is not cured during the thirty-day period, then the non-defaulting Party shall have the right to terminate this Agreement at the end of such period.

(c) Termination for Insolvency and Related Events. This Agreement shall terminate, without notice, (i) upon the institution by or against either Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party’s debts, (ii) upon either Party’s making an assignment for the benefit of creditors, or (iii) upon either Party’s dissolution or ceasing to do business.

(d) Effect of Termination. The HIC Definitive Agreements, US CFA and EDAs contracted during the Term (collectively, the “Definitive Agreements”) shall survive the expiration or earlier termination of this Agreement. Upon termination, each of the Parties must destroy any and all promotional literature, notices, price quotations, order forms, data, information and other items received by the Party from the other Party in connection with this Agreement.

(e) Priority. In the case of any conflict or inconsistency between any provision of this Agreement and any provision of the Definitive Agreements, the provision of the Definitive Agreements shall prevail.

(f) Limitation of Liability. In the event of termination by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either Party.

(g) Survival of Certain Terms. The provisions of Section 1 and Sections 5 through 8 of this Agreement shall survive the expiration or termination of this Agreement for any reason provided that Section 5 shall survive such expiration or termination for two (2) years. All other rights and obligations of the parties shall cease upon termination of this Agreement.

7. General.

(a) Governing Law. This Agreement is governed and interpreted in accordance with the laws of the State of New York without reference to conflicts of laws principles and excluding the United Nations Convention on Contracts for the Sale of Goods.

(b) Dispute Resolution. The Parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement (a “Dispute”) shall be arbitrated pursuant to the provisions of the Rules of Arbitration of the International Chamber of Commerce (the “ICC Arbitration Rules”), by three arbitrators (the “Tribunal”) appointed in accordance with the ICC Arbitration Rules (the “Arbitration”). The Arbitration will be conducted in English, and shall take place in New York, New York or such other location as the Parties and the Tribunal may agree. The arbitral award (the “Award”) shall (a) be rendered within 120 days after the Tribunal’s acceptance of its appointment; (b) be delivered in writing; (c) state the reasons for the Award; (d) be the sole and exclusive final and binding remedy with respect to the Dispute between and among the Parties without the possibility of challenge or appeal, which are hereby waived; and (e) be accompanied by a form of judgment. The Award shall be deemed an award of the United States, the relationship between the Parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this paragraph shall be deemed commercial. The Tribunal shall have the authority to grant any equitable or legal remedies, including entering preliminary or permanent injunctive relief; provided, however, that the Tribunal shall not have the authority to award (and the Parties waive the right to seek an award of) punitive or exemplary damages.

(c) Assignment. None of the Parties shall transfer, assign or delegate this Agreement or any rights or obligations hereunder, whether voluntarily, by operation of law or otherwise, without the prior written consent of the other Party. Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties to it and their respective heirs, successors, assigns and legal representatives.

(d) Merger, Modification and Waiver. This Agreement constitutes the entire agreement between Bloom and SK with respect to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard thereto. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, by a Party shall be effective unless in writing. Except as set forth in Section 6(e) of this Agreement, if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of other document, the terms and conditions of this Agreement shall prevail; provided, that if a specific provision of such other document expressly states that it prevails in the event of conflict with the terms and conditions of this Agreement, then such specific provision of such document shall prevail. The waiver of one breach or default or any delay in exercising any rights shall not constitute a waiver of any subsequent breach or default.

(e) Severability. If any of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under any applicable statute or rule of law, it shall be replaced with the valid provision that most closely reflects the intent of the parties and the remaining provisions shall continue in full force and effect.

(f) Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered in person; by courier, overnight delivery, or confirmed fax; or mailed by first class, registered or certified mail, postage prepaid, to the address of the Party specified in this Agreement or such address as either Party may specify in writing. Such notice shall be deemed to have been given upon receipt.

Bloom

Bloom Energy Corporation

4353 North First Street
San Jose, CA 95134
Attn: Shawn Soderberg, General Counsel

Email: Shawn.Soderberg@bloomenergy.com

SK

SK ecoplant Co., Ltd.
19, Yulgok-ro 2-gil, Jongno-gu
Seoul 03143, Korea
Attn: Wang Jae Lee, Head of Hydrogen Business Center

Email: justinwlee@sk.com

(g) Counterparts. This Agreement may be executed in any number of separate counterparts and delivered by electronic means (including in Portable Document Format (.PDF) and digital signature formats such as DocuSign), each of which shall be deemed an original and all of which together shall constitute one instrument.

(h) Advice of Legal Counsel. Each Party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

BLOOM ENERGY CORPORATION

By	/s/ KR Sridhar
Name:	KR Sridhar
Title:	Chief Executive Officer

SKECOPLANT CO., LTD.

By:
Name:	Kyung-il Park
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

BLOOM ENERGY CORPORATION

By:
Name:	KR Sridhar
Title:	Chief Executive Officer

SK ECOPLANT CO., LTD.

By:	/s/ Kyung-il Park
Name:	Kyung-il Park
Title:	Chief Executive Officer

[Signature Page to Commercial Collaboration Agreement]